Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-11 (No. 333-203048) of Great Ajax Corp. of our report dated March 26, 2015, relating to the consolidated financial statements of Great Ajax Corp. as of December 31, 2014, and for the period from January 30, 2014 (date of inception) through December 31, 2014, appearing in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

February 12, 2016